Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

Conference call:	Today, Thursday, October 30, 2008 at 4:30 p.m. EDT
Webcast / Replay URL:	www.earnings.com The replay will be available for 90 days.
Dial-in number:	800/734-4208 (no pass code required)

Ballantyne Reports Q3 Results Reflecting Growth in Digital Equipment and a Contribution from Cinema Screen Sales

OMAHA, Nebraska (October 30, 2008) Ballantyne of Omaha, Inc. (Amex: BTN), a provider of digital and cinema equipment and services, today reported financial results for the third quarter (Q3) and nine months ended September 30, 2008.

Net revenues in Q3 2008 were $12.3 million, a 2.4% decrease from net revenues of $12.6 million in Q3 2007, principally reflecting an expected decline in film-based products.  This decline in sales was offset by digital cinema equipment sales which rose to $1.6 million in the period versus $1.1 million in Q3 2007, as well as the contribution from the Company’s screen business, Strong Screen Systems (SSS), acquired in mid-October 2007, which contributed sales of $1.5 million in Q3 2008.  Revenues from Strong Technical Services were consistent with 2007 levels at $0.8 million as the growth in digital cinema services, which rose to $0.3 million from $0.1 million in Q3 2007, was offset by lower levels of service revenues related to traditional film projection systems.  Specialty lighting sales rose to $1.2 million during Q3 2008 compared to $1.1 million in Q3 2007.

The gross margin for the period increased to 17.4% versus Q3 2007 gross margin of 16.6%, principally reflecting the margin contribution from Strong Screen Systems as that unit benefits from increased demand for its large format screens as well as specialty silver screens utilized in digital 3-D cinema systems.

Q3 2008 selling, general and administrative (SG&A) expenses increased 34.5% to $2.8 million compared to $2.1 million in Q3 2007, reflecting a variety of factors including the addition of SSS overhead, health insurance costs, higher compensation expense, and increased costs associated with audit and compliance services.

For reasons outlined herein, Ballantyne reported a Q3 2008 net loss of $0.3 million, or ($0.02) per share, compared to net income of $0.1 million, or $0.01 per share, in Q3 2007.  Per share results Q3 2008 and Q3 2007 are based on a weighted average number of diluted shares outstanding of 13,933,152 and 14,110,477, respectively.

Ballantyne Reports Q3 2008 Results, 10/30/08

John P. Wilmers, President and CEO, commented, “The exhibition industry’s transition to digital projection technology continued to impact our traditional cinema business as expected during Q3, and sales of digital projection equipment continued to expand.  Though the rollout of digital cinema continues to progress at a modest pace as the industry awaits the formation of sufficient capital to fund large scale rollouts, Ballantyne made progress during the quarter in our cinema screen business, underscoring the strategic importance of the unit we acquired in October of last year.

“In the first nine months of 2008 our Strong Screen Systems business has already eclipsed its full year 2007 sales, a performance that demonstrates the industry-leading products and service they provide as well as the expanded distribution reach provided by Ballantyne.

“Additionally, we are engaged in productive dialogues with leading cinema industry customers regarding digital cinema service opportunities.  Our ‘agnostic’ approach to services is enabling us to pursue service opportunities without regard to brand of projector being deployed.  Of course these opportunities await larger scale funding prior to their commencement.

“On the cost front, we continue to evaluate strategies to streamline costs related to our legacy film products business and improve overall operating performance while still being able to provide our customers with superior service.”

For the nine-month period ended September 30, 2008, net revenues rose to $40.1 million compared to $38.2 million a year ago.  Gross profit in the first nine months of 2008 amounted to $6.5 million, or 16.2% of net revenues, compared to $7.3 million, or 19.1% of net revenues in the same period in 2007.  SG&A rose to $8.0 million from $7.3 million (including a $0.6 million goodwill impairment charge) in the year-ago period.  The results reflect the addition of SSS SG&A expense of $0.7 million, higher professional fees pertaining to audit and compliance services and higher salaries and benefits.

The net loss for the first nine months of 2008 was $0.7 million, or ($0.05) per diluted share, compared to net income of $0.5 million, or $0.04 per diluted share, in the comparable 2007 period.  Per share results for the first nine months of 2008 and 2007 are based on a weighted average number of diluted shares outstanding of 13,894,300 and 14,096,263, respectively.

Balance Sheet Update:

Ballantyne’s cash and cash equivalents rose to $6.4 million as of September 30, 2008, from $4.9 million at June 30, 2008.  The increase reflects more efficient use of working capital in Q3 2008.  At September 30, 2008, Ballantyne also had restricted cash of $1.2 million and $10.9 million in AAA-rated Auction Rate Securities, net of an unrealized loss of approximately $0.8 million recorded to reflect a temporary impairment of value of these securities.  In addition, Ballantyne has $13.4 million in availability under its lines of credit.  The Company believes its cash position and credit availability provide it sufficient liquidity to run its business, pursue digital cinema opportunities and for possible complementary acquisitions.

About Ballantyne of Omaha

Ballantyne is a provider of motion picture projection, digital cinema projection, cinema screen technology and specialty lighting equipment and services.  The Company supplies major theater chains, top arenas, television and motion picture production studios, theme parks and architectural sites around the world.  For more information visit www.ballantyne-omaha.com.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations

-tables follow-

Ballantyne of Omaha, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net revenues	$12,309,108	$12,615,705	$40,149,385	$38,206,449
Cost of revenues	10,162,988	10,526,839	33,643,529	30,913,586
Gross profit	2,146,120	2,088,866	6,505,856	7,292,863

Selling, general & administrative exp.
Selling	835,294	787,270	2,365,814	2,279,622
General and administrative	1,989,584	1,312,779	5,649,852	4,339,829
Goodwill impairment	—	—	—	639,466
Total SG&A expense	2,824,878	2,100,049	8,015,666	7,258,917

Gain on transfer of assets	—	—	—	234,557
Gain (loss) on disposal of fixed assets, net	24,783	—	23,498	(11,004)
Gain on sale of assets	—	—	258,170	—

Income (loss) from operations	(653,975)	(11,183)	(1,228,142)	257,499
Other income (expense) net	74,474	(39,075)	121,148	(111,827)

Earnings (loss) before interest and taxes	(579,501)	(50,258)	(1,106,994)	145,672

Interest income	127,855	211,305	403,391	636,548
Interest expense	(8,805)	(11,531)	(26,503)	(30,685)
Net interest income	119,050	199,774	376,888	605,863

Equity in loss of Joint Venture	(164,329)	(79,754)	(462,229)	(153,134)
Income (loss) before income taxes	(624,780)	69,762	(1,192,335)	598,401
Income tax (expense) benefit	284,132	58,876	477,170	(94,190)
Net (loss) income	(340,648)	128,638	(715,165)	504,211

Basic earnings (loss) per share	$(0.02)	$0.01	$(0.05)	$0.04
Diluted earnings (loss) per share	$(0.02)	$0.01	$(0.05)	$0.04

Weighted average shares
Basic	13,933,152	13,836,537	13,894,300	13,805,506
Diluted	13,933,152	14,110,477	13,894,300	14,096,263

-tables follow-

Selected Balance Sheet Items:

	Sept. 30, 2008	Dec. 31, 2007
	(Unaudited)
Cash and cash equivalents	$6,440,726	$4,220,355
Restricted Cash	1,195,240	1,191,747
Accounts receivable, net	6,975,669	7,841,348
Inventories, net	11,646,888	9,883,555
Investments in securities, net	10,919,895	13,000,000
Total current liabilities	10,455,761	9,898,601
Total stockholders’ equity	$41,495,536	$43,041,698

Selected Cash Flow Statement Items:

	Nine Months Ended September 30,
	2008	2007
	(Unaudited)	(Unaudited)
Net income (loss)	$(715,165)	$504,211
Depreciation and amortization	1,879,244	1,585,735
Net cash provided by (used in) operating activities	1,273,724	(3,671,572)
Capital expenditures	(632,772)	(421,407)
Net cash provided by investing activities	775,415	3,979,132
Net cash provided by financing activities	182,475	224,695
Net increase in cash & cash equivalents	2,220,371	532,255
Cash & cash equivalents at beginning of period	4,220,355	2,622,654
Cash & cash equivalents at end of period	$6,440,726	$3,154,909

CONTACT:
Kevin Herrmann	David Collins, Ratula Roy
Chief Financial Officer	Jaffoni & Collins Incorporated
402/453-4444	212/835-8500; btn@jcir.com

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